UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K/A

AMENDMENT NO. 1

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2001

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 0-29422

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

EUFAULA BANCCORP, INC. RETIREMENT PLAN

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

COMMERCESOUTH, INC.

224 East Broad Street

Eufaula, Alabama 36027

TABLE OF CONTENTS

Explanatory Note

Exhibit Index

Signature

Exhibit 23

Exhibit 99

Explanatory Note

This Form 11-K/A supplements and amends the Form 11-K of the Eufaula BancCorp, Inc. Retirement Plan for the year ended December 31, 2001, which was filed with the Securities and Exchange Commission on June 4, 2003, solely for the purpose of including the Consent of Independent Auditors attached here to as Exhibit 23 and Certification attached hereto as Exhibit 99.

Exhibit Index

Exhibit No.	Document

23	Consent of Mauldin & Jenkins, LLC

99	Certification Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EUFAULA BANCCORP, INC. RETIREMENT PLAN

/s/ Greg Faison

Greg Faison President and Chief Executive Officer CommerceSouth, Inc. Plan Administrator

Date: July 9, 2003